UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  July 18, 2005

PROSPERO MINERALS CORP.
(Exact name of registrant as specified in its chapter)

Nevada	000-50429	33-1059313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
575 Madison Avenue, 10th Floor, New York, New York		10022-2511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 937-8442

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 18, 2006, Chris Roth resigned as Director, Treasurer, Chief Executive Officer and as the Chief Financial Officer of Prospero Minerals Corp., and Dr. Stephan Rietiker resigned as Director of Prospero Minerals Corp., which the remaining directors accepted and which resulted in three vacancies on the board.

Also, on July 18, 2006, Howard Shapiro consented to and was appointed as an additional director and treasurer of Prospero Minerals Corp. by the remaining three directors. Mr. Shapiro was also appointed the Chief Financial Officer of Prospero Minerals Corp. on the same day, July 18, 2006, by the board of directors.

Mr. Howard Shapiro has built a successful career in accounting and finance over the past thirty years. His experience includes over twenty-one years at the senior management level of both private and public companies. Prior to joining Prospero Minerals Corp Mr. Shapiro partnered with a start-up franchise company, specializing in supplemental math education. From January 2004 through September 2005 Mr. Shapiro served as group controller of Epixtar Corp and from April 1996 through December 2003 he served as president of Shapiro Enterprises, an accounting and financial consulting firm.

Mr. Shapiro has worked closely with executive management teams implementing accounting and reporting systems in conjunction with internal controls and procedures. He was instrumental in completing an initial public offering in the amount of $115 million for a New York Stock Exchange company, leading the acquisition of a domestic company with revenues approximating $20 million, as well as structuring a multi-million credit facility along with handling shareholder and community relations.

Mr. Shapiro is a graduate of Hofstra University, as well as a Certified Public Accountant. He maintains professional affiliations with both the American Institute of CPAs and the New York State Society of CPAs.

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Neither Mr. Shapiro nor any of the three other current directors or officers hold a directorship in any other reporting company.

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that Prospero Minerals Corp. was or is a party to in which Mr. Shapiro had or is to have a direct or indirect material interest.

There is no employment agreement between Mr. Shapiro and Prospero Minerals Corp. at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Minerals Corp. has caused this report to be signed on its behalf by the undersigned duly authorized person.

PROSPERO MINERALS CORP.

By:/s/ Dr. Darvie Feninson
        Dr. Darvie Feninson - Director

By:/s/ Edward Jack Martin
        Edward Jack Martin - Director

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